UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 21, 2010

THE DRESS BARN, INC.
(Exact name of registrant as specified in its charter)

Connecticut
(State or other Jurisdiction of Incorporation)

0-11736	06-0812960
(Commission File Number)	(I.R.S. Employer Identification No.)

30 Dunnigan Drive, Suffern, New York	10901

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (845) 369-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 21, 2010, The Dress Barn, Inc. (the “Company”) announced that it has determined the final exchange ratio (the “Exchange Ratio”) in connection with its previously announced offer to exchange (the “Offer”) any and all of its 2.50% Convertible Senior Notes Due 2024 (the “Notes”).

In accordance with the terms of the Offer as set forth in the Company’s Offer to Exchange, dated December 23, 2009 (the “Offer to Exchange”), and related Letter of Transmittal, filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the Company’s Schedule TO on December 23, 2009, the Company determined that the Exchange Ratio for the Offer is 55.3341 shares of the Company’s common stock (“Common Stock”) for each Note accepted for exchange. The total number of shares of Common Stock issuable for each Note accepted for exchange is equal to the quotient of: (A) (i) 95.1430 shares of the Company’s  Common Stock multiplied by $25.12, the average of the Daily VWAP (as defined in the Offer to Exchange) per share of the Company’s Common Stock for each trading day in the five consecutive trading-day period ending on, and including, January 20, 2010 (the “Weighted Average Price”), minus (ii) $1,000; divided by (B) the Weighted Average Price.

The Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Friday, January 22, 2010 (the “Expiration Date”), unless extended or earlier terminated, and is expected to settle on Wednesday, January 27, 2010 (the “Settlement Date”). To receive the offer consideration, holders must validly tender and not withdraw their Notes prior to the Expiration Date.  Dress Barn will deliver the offer consideration on the Settlement Date.

The Offer is being made pursuant to an Offer to Exchange and related documents.  The completion of the Offer is subject to conditions described in the Offer documents.  Subject to applicable law, the Company may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer.

The Company’s purpose in making the Offer is to reduce the amount of its outstanding debt and interest expense.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated January 21, 2010, issued by The Dress Barn, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE DRESS BARN, INC.
(Registrant)

Date:  January 21, 2010

/s/ Armand Correia
Armand Correia
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)